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                                                       Exhibit 23.4

                 Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 33-00000) and related Prospectus of Vertex Industries, Inc. for the registration of 11,657,142 shares of its common stock and to the incorporation by reference therein of our report dated December 2, 1999, with respect to the consolidated financial statements of ICS International AG Identcode-Systeme included in Vertex Industries, Inc.'s Current Report on Form 8-K/A dated September 22, 1999, filed with the Securities and Exchange Commission on December 6, 1999.


/s/ATM Consult GmbH
Wirtschaftsprufungsgesellschaft
Eschborn/Taunus/Germany
February 7, 2000